Exhibit 11

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation in this Offering Statement on Form 1-A of our report dated September 28, 2022, relating to the financial statements of Nixplay Inc. as of December 31, 2021 and 2020, and to all references to our firm included in this Registration Statement.

/s/ BF Borgers CPA PC

Certified Public Accountants

Lakewood, CO

March 1, 2023